Exhibit 23(d)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 6, 2015, relating to the consolidated financial statements of Grupo FerroAtlántica, S.A. (Sociedad Unipersonal) as of December 31, 2013 and 2014 and for each of the three years in the period ended December 31, 2014, and contained in the Registration Statement No. 333-203921 of Ferroglobe PLC (formerly known as VeloNewco Limited) on Form F-4.

/s/ Deloitte, S.L.

Madrid, Spain

January 7, 2016